Exhibit (h)(7)

Exhibit A to the Transfer Agent Servicing Agreement – Amplify ETF Trust

Fund Names

Separate Series of Amplify ETF Trust

Name of Series

Amplify HYG High Yield 10% Target Income ETF

Amplify LQD Investment Grade 12% Target Income ETF